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                                                               Exhibit (a)(1)(H)

           THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED APRIL 30, 2002 AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER IS NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATUTE. IF PURCHASER BECOMES AWARE OF ANY VALID STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH SUCH STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                                 Innoveda, Inc.
                                       at
                           $3.95 Net Per Share in Cash
                                       by
                           Indiana Merger Corporation
                          a wholly-owned subsidiary of
                           Mentor Graphics Corporation

           Indiana Merger Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Mentor Graphics Corporation, an Oregon corporation ("Mentor Graphics"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Innoveda, Inc., a Delaware corporation (the "Company"), at a price of $3.95 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 30, 2002 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as each may be amended and supplemented from time to time, together constitute the "Offer"). Purchaser is offering to acquire the Shares as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger described below.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 28, 2002 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

           THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES THAT REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"); AND (2) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.

           Except for the Minimum Condition, Purchaser, in its discretion, can waive the conditions to the Offer without the Company's consent. The Offer is not conditioned on Mentor Graphics or Purchaser obtaining financing.

           The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 23, 2002 (the "Merger Agreement"), among the Company, Mentor Graphics and Purchaser. The Merger Agreement provides


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that, as soon as practicable following consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Mentor Graphics. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective
Time (other than Shares owned by Mentor Graphics, Purchaser, any wholly-owned subsidiary of Mentor Graphics or Purchaser, the Company or any wholly-owned subsidiary of the Company, all of which will be canceled, and Shares held by the Company's stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law) will be converted into the right to receive $3.95 per share in cash or any greater per Share price paid in the Offer, net without interest. The purpose of the Offer is for Purchaser to acquire a majority voting interest in the Company as the first step in Mentor Graphics acquiring the entire equity interest in the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.

           The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied and Purchaser acquires Shares pursuant to the Offer, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. In addition, in order to facilitate a short-form merger following the completion of the Offer, the Company has granted to Purchaser an irrevocable option, exercisable in whole if the Minimum Condition is met and Purchaser accepts for payment pursuant to the Offer more than 85% but less than 90% of the Shares then outstanding, to purchase additional Shares equal to an amount that, when added to the Shares that Purchaser already owns at the time the option is exercised, will constitute one Share more than 90% of the Shares then outstanding (assuming the exercise of all exercisable options to purchase Shares with an exercise price less than $3.95 per share), at a price of $3.95 per Share. Purchaser may only exercise this option so long as immediately after the exercise it would own more than 90% of the Shares outstanding. The Company has also agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purpose of considering and taking action upon the approval and adoption of the Merger Agreement. Purchaser has agreed to vote all Shares that it acquires in the Offer in favor of the approval and adoption of the Merger Agreement. The Merger Agreement is more fully described in the Offer to Purchase.

           ALL DIRECTORS PRESENT AT A MEETING OF THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (2) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (3) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

           As a condition to and an inducement for Mentor Graphics and Purchaser entering into the Merger Agreement, certain stockholders of the Company (each a "Significant Stockholder"), consisting of the Company's directors, executive officers and certain of their respective affiliates, have entered into Tender and Stockholder Support Agreements with Mentor Graphics pursuant to which the Significant Stockholders have (i) agreed to tender and sell approximately 39% of the issued and outstanding Shares (approximately 32% on a fully diluted basis) to Purchaser pursuant to the Offer, (ii) agreed not to withdraw any Shares tendered in the Offer and (iii) granted to Mentor Graphics and certain officers of Mentor Graphics an irrevocable proxy to vote such Shares in favor of the transactions contemplated by the Merger Agreement. In addition, certain of the Significant Stockholders have agreed to vote their Shares in favor of the Merger and Merger Agreement and against any acquisition proposal other than the Merger.

           For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of its acceptance to Wilmington Trust Company, N.A. (the "Depositary"). Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all

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cases, payment for Shares tendered and accepted for payment pursuant to the
Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility,
(2) a properly completed and duly executed Letter of Transmittal and (3) any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

           Subject to the terms of the Merger Agreement and applicable law, if, at any Expiration Date, any of the conditions to the Offer are not satisfied or waived by Purchaser, Purchaser may, but shall not be required to, extend the Offer. In addition, if the Offer has not been consummated at the Expiration Date due to the failure to satisfy the condition to the Offer relating to the expiration of the waiting period under any applicable antitrust statutes or regulations, Purchaser will, at the request of the Company, extend the Expiration Date for one or more periods (not in excess of ten business days each) but in no event later than December 23, 2002. Any extension will be followed as promptly as practicable by public announcement to be made no later than 9:00 a.m. New York City time, on the next business day after the previously schedule Expiration Date. Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all the conditions to the Offer as of any Expiration Date, Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after such Expiration Date.

           Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

           Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under Exchange Act Rule 14d-7, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. Purchaser will pay the same consideration to stockholders tendering Shares in the Offer or in a subsequent offering period, if it includes one.

           Tendering stockholders may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after June 28, 2002 unless such Shares are accepted for payment as provided in the Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares pursuant to the Offer for any reason, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on Purchaser's behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in the Offer to Purchase.

           To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 4 of the Offer to Purchase at any time prior to the Expiration Date.

           Purchaser will determine, in its discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination shall be final and binding. None of Mentor Graphics, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

           The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

           The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Offer to Purchase and is incorporated herein by reference.

           THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

           Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                                [Mackenzie Logo]

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (call collect)
                       E-mail: proxy@mackenziepartners.com
                                       or
                          Call Toll-Free (800) 322-2885

                                 April 30, 2002